Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 687 and Amendment No. 690 to the Registration Statement on Form N-1A of GraniteShares ETF Trust regarding the Prospectus and Statement of Additional Information and to the use of our report dated August 28, 2026 on the financial statements and financial highlights of GraniteShares YieldBOOST Single Stock Universe ETF and GraniteShares YieldBOOST TopYielders ETF, each a series of GraniteShares ETF Trust, appearing in Form N-CSR for the year ended June 30, 2026, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 28, 2026